Exhibit 3.2

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(ADOPTED BY SPECIAL RESOLUTION PASSED ON APRIL 18, 2019 AND EFFECTIVE CONDITIONAL AND IMMEDIATELY PRIOR TO THE COMPLETION OF THE COMPANY’S INITIAL PUBLIC OFFERING OF AMERICAN DEPOSITARY SHARES REPRESENTING ITS ORDINARY SHARES)

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(Adopted by Special Resolution passed on April 18, 2019 and effective conditional and immediately prior to the completion of the Company’s initial public offering of American depositary shares representing its Ordinary Shares)

1.                                      The name of the Company is DouYu International Holdings Limited (the “Company”).

2.                                      The Registered Office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.                                      The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (2018 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands (the “Companies Law”).

4.                                      The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.                                      The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.                                      The liability of the shareholders of the Company is limited to the amount from time to time, if any, unpaid on the shares respectively held by them.

7.                                      The authorised share capital of the Company is US$100,000 divided into (i) 500,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each, and (ii) 500,000,000 shares of a par value of US$0.0001 as the Board of Directors may determine in accordance with Article 8 of the Articles. Subject to the Companies Law and these Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.                                      The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

i

9.                                      Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

DIVIDENDS AND DISTRIBUTION	23

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	24

CAPITALISATION OF RESERVES	24

SHARE PREMIUM ACCOUNT	26

NOTICES	26

INDEMNITY	27

NON-RECOGNITION OF TRUSTS	28

WINDING UP	28

AMENDMENT OF ARTICLES OF ASSOCIATION	28

CLOSING OF REGISTER OR FIXING RECORD DATE	28

REGISTRATION BY WAY OF CONTINUATION	29

DISCLOSURE	29

THE COMPANIES LAW (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DOUYU INTERNATIONAL HOLDINGS LIMITED

(Adopted by Special Resolution passed on April 18, 2019 and effective conditional and immediately prior to the completion of the Company’s initial public offering of American depositary shares representing its Ordinary Shares)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law shall not apply to DouYu International Holdings Limited (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.                                      In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“ADS” means an American depositary share, each representing such number of Ordinary Shares as set out in the registration statements of the Company;

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly, through (1) one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, for purposes of these Articles, no Member shall be deemed an Affiliate of any other Member solely by reason of the existence of any rights or obligations under these Articles or holding of the Company Securities by such Member and any other Member;

“Articles” means these articles of association of the Company, as amended or substituted from time to time;

“Board” and “Board of Directors” means, as the case may be, the directors assembled as a board or as a committee thereof;

“Chairman” means the chairman of the Board of Directors;

“Chief Executive Officer” means the chief executive officer of the Company or any person performing similar functions;

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company;

“Commission” means Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Law” means the Companies Law (as amended) of the Cayman Islands;

“Company” means DouYu International Holdings Limited, a Cayman Islands exempted company;

“Company Securities” means any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of the Company, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to the Company, or any contract of any kind for the purchase or acquisition from the Company of any of the foregoing, either directly or indirectly;

“Company’s Website” means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company with the Commission in connection with its initial public offering of ADSs, or which has otherwise been notified to Shareholders;

“Designated Stock Exchange” means the stock exchange in the United States on which any Shares and ADSs are listed for trading;

“Designated Stock Exchange Rules” means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares and/or ADSs on the Designated Stock Exchange;

“Directors” means the directors of the Company for the time being;

“electronic” means the meaning given to it in the Electronic Transactions Law (as amended) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication” means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than the simple majority of the vote of the Board;

“Electronic Transactions Law” means the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“electronic record” has the meaning given to it in the Electronic Transactions Law and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“FounderCo I” means (i) Warrior Ace Holding Limited, a company incorporated with limited liability under the Laws of the British Virgin Islands, as long as it holds any Share, and (ii) any other entities that hold Shares on behalf of and are controlled by either of Mr. Shaojie Chen (陈少杰, the holder of the PRC ID number of 37010319840313501X), as Mr. Shaojie Chen so designates.

“FounderCo II” means (i) Starry Zone Investments Limited, a company incorporated with limited liability under the Laws of the British Virgin Islands, as long as it holds any Share of the Company, and (ii) any other entities that hold Shares on behalf of and are controlled by Mr. Wenming Zhang (张文明, the holder of the PRC ID number of 32032219841020765X), as Mr. Wenming Zhang so designates.

“FounderCo” or “FounderCos” means FounderCo I and FounderCo II.

“Independent Director” means a Director who is an independent director as defined in the Designated Stock Exchange Rules;

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time;

“Month” means calendar month;

“Office” means the registered office of the Company as required by the Companies Law;

“Officer” means the officers for the time being and from time to time of the Company;

“Ordinary Resolution” means a resolution:

(a)                                 passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company duly held in accordance with these Articles, and where a poll is taken regard shall be had in computing a simple majority to the number of votes to which each Shareholder is entitled by these Articles; or

(b)                                 approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed;

“Ordinary Shares” means an ordinary share of par value of US$0.0001 each in the capital of the Company having the rights and subject to the restrictions set out in these Articles, including a fraction of a share;

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up;

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands;

“Register” means the register of Members of the Company maintained in accordance with the Companies Law;

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company;

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share” and “Shares” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt, in these Articles the expression “Share” shall include a fraction of a share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber;

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Law;

“signed” means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Law being a resolution:

(b)                                 passed by not less than two-thirds of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company duly held in accordance with these Articles, of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing two-thirds to the number of votes to which each Shareholder is entitled; or

(b)                                 approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed;

“Tencent” means Nectarine Investment Limited, a company organized under the laws of the British Virgin Islands, and its Affiliates and its permitted successors and assigns;

“Treasury Shares” means Shares that are held in the name of the Company as a treasury share in accordance with the Companies Law;

“United States” means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“year” means calendar year.

2.                                      In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)                                  the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)                                 the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(e)                                  reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(f)                                   reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)                                  reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(h)                                 reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(i)                                     when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to these Articles, the date that is the reference date in calculating such period shall be excluded;

(j)                                    any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(k)                                 headings are inserted for reference only and shall be ignored in construing these Articles; and

(l)                                     any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transaction Law (as amended). Sections 8 and 19(3) of the Electronic Transactions Law (as amended) shall not apply.

3.                                      Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.                                      The business of the Company may be conducted as the Directors see fit.

5.                                      The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.                                      The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company.  Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.                                      The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine.  In the absence of any such determination, the Register shall be kept at the Office.

SHARES

8.                                      Subject to these Articles, and, where applicable, the Designated Stock Exchange Rules (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to:

(a)                                 issue, allot or dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine;

(b)                                 grant rights over Shares or other securities to be issued in one or more Classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)                                  grant options with respect to such Shares and issue warrants, convertible securities or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.                                      Subject to Article 12, the Directors may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 12 the Directors may issue from time to time, out of the authorised share capital of the Company, series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)                                 the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(b)                                 whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)                                  the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(d)                                 whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)                                  whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(f)                                   whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)                                  whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)                                 the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(i)                                     the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(j)                                    any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company is not obliged to issue, allot or dispose of Shares if it is, in the opinion of the Directors, unlawful or impracticable. The Company shall not issue Shares to bearer.

Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any Class or series of preferred shares, no vote of the holders of preferred shares or Ordinary Shares shall be a prerequisite to the issuance of any Shares of any Class or series of the preferred Shares authorized by and complying with the conditions of the Memorandum and these Articles.

10.                               The Company may insofar as may be permitted by law, pay commissions or brokerage to any Person in connection with the issue of any Shares. Such commissions or brokerage may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other.

11.                               The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.                               Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by the holders of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the

Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him.  For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

13.                               The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company. The rights of the holders of Shares shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

CERTIFICATES

14.                               A Shareholder shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine.  Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

FRACTIONAL SHARES

15.                               The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.                               The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share.  The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable).  The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article.  The Company’s lien on a Share extends to any amount payable in respect of it, including but not limited to dividends.

17.                               The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.                               For giving effect to any such sale the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.                               The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.                               Subject to the terms of the issue thereof, the Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen (14) calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

21.                               The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.                               If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.                               The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.                               The Directors may make arrangements with respect to the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.                               The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an  Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.                               If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.                               The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

28.                               If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.                               A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.                               A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.                               A declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.                               The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.                               Subject to these Articles and any other transfer or conversion restrictions pursuant to arrangements entered into by the Company with any depositary bank or other parties, any Shareholder may transfer all or any of his Shares (including securities representing his Shares) by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Board or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Board may approve from time to time.

35.                               The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

36.                               The Directors may decline to register any transfer of any Share unless:

(a)                                 the instrument of transfer is lodged with the Company, accompanied by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)                                 the instrument of transfer is in respect of only one Class of Shares;

(c)                                  the instrument of transfer is properly stamped, if required;

(d)                                 in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

(e)                                  a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the Board may from time to time require, is paid to the Company in respect thereof.

37.                               The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, or after compliance with any notice required by the Designated Stock Exchange Rules, if applicable, be suspended and the Register closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register closed for more than thirty (30) calendar days in any year.

38.                               All instruments of transfer that are registered shall be retained by the Company. If the Directors refuse to register a transfer of any Shares, they shall within one month after the date on which the instrument of transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

39.                               Notwithstanding Article 36, the Board of Directors may, in its absolute discretion, refuse to (i) register any proposed transfer of, or (ii) facilitate the transfer of Shares or securities representing such Shares (including any Shares issued under any share incentive scheme), upon which a restriction on transfer imposed thereby or by applicable laws or regulations still subsists.

TRANSMISSION OF SHARES

40.                               The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share.  In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

41.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt, liquidated or dissolved Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt, liquidated or dissolved Person before the death or bankruptcy, liquidation or dissolution.

42.                               A Person becoming entitled to a Share by reason of the death or bankruptcy, liquidation or dissolution of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

43.                               The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

44.                               Subject to the provisions of the Companies Law and these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

45.                               Subject to the Companies Law and these Articles, the Company may by Ordinary Resolution:

(a)                                 consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)                                 subdivide its Shares, or any of them into Shares of a smaller amount than that fixed by the Memorandum of Association, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(c)                                  cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

46.                               Unless the Board in its sole discretion determines otherwise, all new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital. The Board may settle as they consider expedient any difficulty which arises in relation to any consolidation and division under the preceding Article and in particular but without prejudice to the generality of the foregoing may issue certificates in respect of fractions of shares or arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale (after deduction of the expenses of such sale) in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to their purchaser or resolve that such net proceeds be paid to the Company for the Company’s benefit. Such purchaser will not be bound to see to the application of the purchase money nor will his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

47.                               The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

48.                               Subject to the Companies Law and these Articles and, where applicable, Designated Stock Exchange Rules and/or the rules of any competent regulatory authority, the Company may:

(a)                                 issue Shares that are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Ordinary Resolutions;

(b)                                 purchase its own Shares (including any redeemable Shares) on such terms and in such manner as have been approved by the Board or by the Shareholders by Ordinary Resolutions, or are otherwise authorised by these Articles; and

(c)                                  make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Law, including out of its capital.

49.                               Any Share in respect of which notice of redemption has been given shall be cancelled and shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption, and the Company shall pay to such Shareholders the purchase or redemption monies or consideration in respect thereof.

50.                               The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share other than as may be required pursuant to applicable laws and any other contractual obligations of the Company.

51.                               The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidation structure.

52.                               The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

53.                               The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share. The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

54.                               In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

GENERAL MEETINGS

55.                               All general meetings other than annual general meetings shall be called extraordinary general meetings.

56.                               (a)                                 The Company may, but shall not (unless required by the Companies Law or the Designated Stock Exchange Rules) be obliged to hold a general meeting in each year as its annual general meeting and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as may be determined by the Directors.

(b)                                 At these meetings the report of the Directors (if any) shall be presented.

(c)                                  The Chairman or a simple majority of the Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(d)                                 A Shareholders’ requisition is a requisition of Shareholders of the Company holding at the date of deposit of the requisition not less than one-third voting (1/3) of all votes attaching to all issued and outstanding Shares of the Company that as at the date of the deposit carry the right to vote at general meetings of the Company.

(e)                                  The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Office of the Company, and may consist of several documents in like form each signed by one or more requisitionists.

(f)                                   If there are no Directors as at the date of the deposit of the Shareholders’ requisition, or if the Directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) calendar days.

(g)                                  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

57.                               At least ten (10) calendar days’ notice shall be given for any general meeting.  Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting by Shareholders (or their proxies) having a right to attend and vote at the meeting holding not less than two-thirds (2/3rd) in voting rights of the Shares giving that right.

58.                               The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

59.                               No business except for the appointment of a chairman for the meeting shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. One or more Shareholders holding Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall be a quorum for all purposes.

60.                               If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

61.                               If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.                               The Chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

63.                               If there is no such Chairman, or if at any general meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman of the meeting, any Director or Person nominated by the Directors shall preside as chairman of the meeting, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.  Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.                               The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may in their absolute discretion determine.

65.                               At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman of the meeting or any Shareholder present in person or by proxy, and unless a poll is so demanded, a declaration by the chairman of the meeting that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.                               All questions submitted to a meeting shall be decided by an Ordinary Resolution except where a greater majority is required by these Articles or by the Companies Law. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

67.                               A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs. If a poll is duly demanded it shall be taken in such manner as the chairman of the meeting directs, the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

VOTES OF SHAREHOLDERS

68.                               Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall, at a general meeting or extraordinary general meeting of the Company, each have one (1) vote and on a poll every Shareholder and every Person representing a Shareholder by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy) shall have one (1) vote for each Share of which he or the Person represented by proxy is the holder.

69.                               In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy (or, if a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

70.                               Shares carrying the right to vote that are held by a Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may be voted in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

71.                               No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

72.                               On a poll votes may be given either personally or by proxy.

73.                               Each Shareholder, other than a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand and on a poll, each such proxy is under no obligation to cast all his votes in the same way. The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised.  A proxy need not be a Shareholder. On a poll a Shareholder entitled to more than one vote need not use all his votes or cast all his votes in the same way.

74.                               An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

75.                               The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

(a)         not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

(b)         in the case of a poll taken more than forty-eight (48) hours after it is demanded, be deposited as aforesaid as promptly as reasonably practicable after the poll has been demanded and not less than twenty-four (24) hours before the time appointed for the taking of the poll; or

(c)          where the poll is not taken forthwith but is taken not more than forty-eight (48) hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited at such other time (no later than the time for holding the meeting or adjourned meeting) at the Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

76.                               The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

77.                               An Ordinary Resolution in writing signed by all of the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

78.                               A Special Resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

79.                               Votes given in accordance with the terms of an instrument of proxy, shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

80.                               Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DEPOSITARY AND CLEARING HOUSES

81.                               If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any Class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorisation.

DIRECTORS

82.                               Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than three (3) Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

83.                               Unless otherwise determined by the Board of Directors subject to Article 82:

(a)                                 the FounderCos shall be exclusively entitled to, by notice in writing to the Company from time to time, designate, appoint, remove, replace and reappoint at any time or from time to time up to four (4) Directors to the Board (each a “Management Director”);

(b)                                 Tencent shall be exclusively entitled to, by notice in writing to the Company from time to time, designate, appoint, remove, replace and reappoint at any time or from time to time up to two (2) Directors to the Board (each a “Tencent Director”); provided that, the rights of Tencent pursuant to this Article 83(b) shall terminate if Tencent ceases to beneficially own at least 33% of the Shares it beneficially owns immediately prior to the completion of the Company’s initial public offering (as adjusted for any stock split, stock dividend, recapitalization, reclassification or similar transaction of the Company) at any time;

(c)                              the Board of Directors shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time up to four (4) Independent Directors by an affirmative of a simple majority of the Directors then entitled to vote; and

(d)                                 subject to the foregoing clauses, the Board of Directors shall be exclusively entitled to designate, appoint, remove, replace and reappoint at any time or from time to time any additional Directors by an affirmative of a simple majority of the Directors then entitled to vote.

84.                               Any Director who shall have been elected by a specified group of Persons may be removed during the aforesaid term of office, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement), either for or without cause, by, and only by, the affirmative vote of the group of Persons then entitled to elect such Director in accordance with Article 83, given at a special meeting of such Persons duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors of any Director who shall have been elected by a specified group of Persons, may be filled by, and only by, the affirmative vote of the group of Persons then entitled to elect such Director in accordance with Article 83, given at a special meeting of such Persons duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Persons.

85.                               A Director other than the Management Directors or the Tencent Directors may be removed from office by the affirmative vote of a simple majority of the remaining Directors then entitled to vote to elect such Director in accordance with Article 83, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). Any vacancy in the Board of Directors of any such Director may be filled by, and only by, the affirmative vote of the a simple majority of the remaining Directors then entitled to elect such Director in accordance with Article 83.

86.                               The Chairman shall be elected and appointed by the FounderCos.  The period for which the Chairman will hold office will also be determined by the FounderCos.  The Chairman shall preside as chairman at every meeting of the Board of Directors.  To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen (15)  minutes after the time appointed for holding the same, or if the Chairman is unable to or unwilling to act as the chairman of a meeting of the Directors, the attending Directors may choose one of their number to be the chairman of the meeting.

87.                               The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

88.                               Subject to applicable law, Designated Stock Exchange Rules and the Articles, the Board may establish any committee of the Board as it deems appropriate from time to time, and committees of the Board shall have the rights, powers and privileges delegated to such committees by the Board from time to time.

89.                               A Director shall not be required to hold any Shares in the Company by way of qualification.  A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

90.                               The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

91.                               The Directors shall be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive such fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

ALTERNATE DIRECTOR OR PROXY

92.                               Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors at which the appointing Director is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall be deemed for all purposes to be a Director and shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

93.                               Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

94.                               Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

95.                               Subject to the Companies Law and these Articles, and for as long as FounderCo I continues to beneficially own at least 50% of the Shares it beneficially owns immediately prior to the completion of the Company’s initial public offering (as adjusted for any stock split, stock dividend, recapitalization, reclassification or similar transaction of the Company, excluding Shares underlying any share-based equity awards granted or vested after the Company’s initial public offering) (the “Threshold for Special Appointment Right”), FounderCo I shall be exclusively entitled to, by notice in writing to the Board of Directors, designate, appoint, remove, replace and reappoint at any time or from time to time any Person, whether or not a Director, as the Chief Executive Officer as may be necessary for the administration of the Company, provided that FounderCo I shall provide the Board of Directors with details of such appointment, removal, replacement or reappointment within ten (10) business days prior to its effectiveness.

96.                               Subject to the Companies Law and these Articles, the FounderCos shall have the exclusive right to nominate any Person, whether or not a Director, to hold such office in the Company as the FounderCos may think necessary for the administration of the Company, including but not limited to, one or more executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller (collectively, the “Nominated Officers”).  The appointment, removal, replacement and reappointment of any Nominated Officers shall be approved by the Board of Directors, or such Person as authorized by the Board of Directors at any time or from time to time, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another) and with such powers and duties as the Board of Directors or such Person as authorized by the Board of Directors may think fit. For the avoidance of doubt, only for so long as FounderCo I continues to beneficially own the Threshold for Special Appointment Right, the Nominated Officers does not include the Chief Executive Officer whose appointment, removal or replacement shall comply with Article 95; and the appointment, removal, replacement and reappointment of the Chief Executive Officer shall be governed by this Article 96 as a Nominated Officer as soon as FounderCo I ceases to beneficially own the Threshold for Special Appointment Right.

97.                               The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.  Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

98.                               The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

99.                               The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

100.                        The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

101.                        The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

102.                        The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

103.                        Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

104.                        The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

BORROWING POWERS OF DIRECTORS

105.                        The Directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral  security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

106.                        The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

107.                        The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal.  The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant

Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

108.                        Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

109.                        The office of Director shall be vacated, if the Director:

(a)                                 becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 dies or is found to be or becomes of unsound mind;

(c)                                  resigns his office by notice in writing to the Company; or

(d)                                 is prohibited by any applicable law or Designated Stock Exchange Rules from being a Director;

(e)                                  without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board resolves that his office be vacated;; or

(f)                                   is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

110.                        The Chairman or a simple majority of the Directors may call a meeting of the Directors. Subject to the foregoing, the Directors may meet together (either within or outside of the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Subject to Article 111, questions arising at any meeting shall be decided by a simple majority of votes of the Directors present at a meeting.  At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes the Chairman shall have a second or casting vote.  A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

111.                        Subject to the Companies Law, the business of the Company shall be managed in such manner as may be prescribed from time to time by resolution of the Directors.

112.                        A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

113.                        The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a simple majority of Directors then in office, which shall include at least one Management Director and at least one Tencent Director (if any). A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

114.                        A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors.  A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm or is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract or arrangement so made.  Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

115.                        A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

116.                        Any Director may act by himself or through his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

117.                        The Directors shall cause minutes to be made for the purpose of recording:

(a)                                 all appointments of Officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

118.                        When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

119.                        Subject to Article 111, a resolution in writing signed by a simple majority of all the Directors or a simple majority of the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), in each case including at least one Management Director and at least one Tencent Director (if any), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be, to the extent permitted under the Companies Law.  When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

120.                        The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

121.                        Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the meeting, or if the Chairman is unable to or unwilling to act as the chairman, the committee members present may choose one of their number to be chairman of the meeting.

122.                        A committee appointed by the Directors may meet and adjourn as it thinks proper.  Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a simple majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

123.                        All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

124.                        A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS AND DISTRIBUTION

125.                        Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

126.                        The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the Directors may from time to time think fit.

127.                        Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. If paid by cheque it will be sent by mail addressed to the holder at his address in the Register, or addressed to such person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

128.                        The Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets, may determine that cash payment shall be made to some Shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit. The Directors may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

129.                        Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares. If any Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

130.                        If several Persons are registered as joint holders of any Share, any of them may give effective receipts for any dividend or other moneys payable on or in respect of the Share.

131.                        No dividend shall bear interest against the Company.

132.                        Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

133.                        The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

134.                        The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

135.                        The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

136.                        The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.

137.                        The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

138.                        Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

139.                        The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

140.                        The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

141.                        Subject to the Companies Law and these Articles, the Directors may:

(a)                                 resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)                                 appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)                                     paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)                                  paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)                                  make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)                                 authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)                                     the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)                                  the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)                                  generally do all acts and things required to give effect the resolutions.

142.                        Notwithstanding any provisions in these Articles, the Directors may resolve to capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up in full unissued Shares to be allotted and issued to:

(a).                              employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members;

(b).                              any trustee of any trust or administrator of any share incentive scheme or employee benefit scheme to whom shares are to be allotted and issued by the Company in connection with the operation of any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or Members; or

(a)                                 any depositary of the Company for the purposes of the issue, allotment and delivery by the depositary of ADSs to employees (including Directors) or service providers of the Company or its Affiliates upon exercise or vesting of any options or awards granted under any share incentive scheme or employee benefit scheme or other arrangement which relates to such persons that has been adopted or approved by the Directors or the Members.

SHARE PREMIUM ACCOUNT

143.                        The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

144.                        There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

NOTICES

145.                        Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or a recognized courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

146.                        Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

147.                        Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

148.                        Any notice or other document, if served by:

(a)                                 post, shall be deemed to have been served five (5) calendar days after the time when the letter containing the same is posted;

(b)                                 facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)                                  recognised courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service; or

(a)                                 electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Shareholder to the Company or (ii) upon the time of its placement on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

149.                        Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such

Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

150.                        Notice of every general meeting of the Company shall be given to:

(a)                                 all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)                                 every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INFORMATION

151.                        No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

152.                        The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

153.                        Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

154.                        No Indemnified Person shall be liable:

(a)                                 for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)                                 for any loss on account of defect of title to any property of the Company; or

(c)                                  on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)                                 for any loss incurred through any bank, broker or other similar Person; or

(e)                                  for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)                                   for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

FINANCIAL YEAR

155.                        Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and shall begin on January 1st in each year.

NON-RECOGNITION OF TRUSTS

156.                        No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

WINDING UP

157.                        If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Companies Law, divide amongst the Members in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

158.                        If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

AMENDMENT OF ARTICLES OF ASSOCIATION

159.                        Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

160.                        For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case thirty (30) calendar days in any given year.  If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten (10) calendar days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

161.                        In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) calendar days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

162.                        If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

163.                        The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

164.                        The Directors, or any service providers (including the Officers, the Secretary and the registered office agent of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.